Filed pursuant to Rule 424(b)(5)
Registration No. 333-210448

PROSPECTUS SUPPLEMENT
 (To prospectus dated May 4, 2016)

1,444,814 Shares

RADCOM Ltd.

Ordinary Shares

We are offering 1,444,814 of our ordinary shares. Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RDCM.” On October 17, 2017, the last reported sales price of our ordinary shares on the NASDAQ Capital Market was $20.25 per share.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page S-6 of this prospectus supplement, on page 3 of the accompanying prospectus, under Item 3.D. — "Risk Factors" in our most recent Annual Report on Form 20-F and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$19.50	$28,173,873
Underwriting discounts and commissions(1)	$1.17	$1,690,432
Proceeds to us, before expenses	$18.33	$26,483,441

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See "Underwriting" for details.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 216,722 ordinary shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $1,943,997 and the total proceeds to us, before expenses, will be $30,455,955.

Delivery of the ordinary shares is expected to be made on or about October 20, 2017.

Joint Book-Running Managers

William Blair	Needham & Company
__________

The date of this prospectus is October 18, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form F-3 (File No. 333-210448) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on March 29, 2016, and was declared effective on May 4, 2016. Under this shelf registration statement, of which this offering is a part, we may, from time to time, sell up to an aggregate of $50 million of our ordinary shares. Prior to this offering, we have sold $23 million of our ordinary shares under this shelf registration statement.

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares, and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information about us, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will control. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described elsewhere in this prospectus under "Where You Can Find More Information and Incorporation of Certain Information by Reference." You may obtain a copy of this prospectus supplement, the accompanying prospectus and any of the documents incorporated by reference without charge by requesting it from us in writing or by telephone at the following address or telephone number: Radcom Ltd, 24 Raoul Wallenberg Street, Tel Aviv 69719 Israel, Telephone: +972 77-774-5000.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities offered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references in this prospectus supplement to "we," "our," "our company," "Radcom," "us" and the "company" refer to Radcom Ltd., an Israeli company.

All references in this prospectus supplement to "ordinary shares" refer to Radcom's ordinary shares, par value NIS 0.20 per share. We sometimes refer to our ordinary shares to be offered under this prospectus supplement as the "securities."

All references to "NIS" are to New Israel Shekels, the lawful currency of Israel.

All references to "dollars" or "$" are to United States dollars, the lawful currency of the United States.

S - ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" sections, starting on page S-6 of this prospectus supplement, on page 3 of the accompanying prospectus and under Item 3.D. — "Risk Factors" in our most recent Annual Report on Form 20-F, as well as the financial statements and notes thereto, and the other information incorporated by reference herein, before making an investment decision.

Radcom Ltd.

Overview

We believe we are a leading provider of Network Functions Virtualization, or NFV, service assurance and customer experience management solutions for communication service providers, or CSPs, who use our solutions to deliver high quality services, reduce churn, manage network performance, analyze traffic and enhance customer care. For more than three years, we have been a leading provider of software-based solutions and cloud native virtualized solutions.

MaveriQ, our cloud native and NFV-based software platform, incorporates cutting-edge technologies and a wealth of knowledge acquired by partnering with many of the industry's leading CSPs for over two decades.  Our carrier-grade solutions support both mobile and fixed networks and scale to terabit data bandwidths to enable big data analytics.  We have a strong track record of innovation, and we were the first-to-market with a software-based probe solution that is cloud native and supports NFV for next-generation software-centric networks.

AT&T chose our MaveriQ solution in December 2015 for its next-generation virtualized network environment, and since that time we have continued to evolve our solution to meet the high-level requirements of AT&T, as they transform their network to NFV. We believe that AT&T’s deployment represents the first NFV network of scale in the industry. We are continuing with the deployment of our software-based NFV solution with AT&T, while deepening, expanding and enhancing our product capabilities, to ensure the best performance of service assurance in an NFV environment.

Since the AT&T virtualization plan is a major transformation in the industry and since AT&T is a very large scale carrier with a very large network, we have created MaveriQ A+ product releases focused on the needs of the top tier carriers, focused on very large scale deployments, high availability, geographic redundancy and advanced automation of deployments and automatic scaling and resolving errors of virtual probes. The ongoing work we do with AT&T has put us in a unique first mover position where our technology, coupled with the knowledge we have, and continue to gain, is valuable to CSPs migrating to NFV. We believe that the market recognizes that we have a cutting edge and a differentiated product from our competitors. We are leveraging this success in marketing activities and technical evaluations with other CSPs that are planning the migration of their networks to the next-generation NFV architecture.

Our solutions deliver specialized capabilities for virtualized infrastructure and next-generation mobile and fixed networks, such as Long Term Evolution (LTE), LTE-A, Voice over Long Term Evolution (VoLTE), IMS, Voice Over IP (VoIP), WiFi, Voice Over WiFi (VoWiFi), UMTS/GSM and mobile broadband and allow CSPs to monitor and proactively improve quality of experience for their subscribers. The key benefits of our solutions are:

•	advanced software-based architecture that is cloud native and includes a high degree of automation;

•	greater ability to install the solution as a virtual network functions for seamless integration into all NFV infrastructures;

•	ease and accelerated deployment of new services and migration to NFV;

•	improved customer retention;

•	reduced subscriber churn rates;

•	improved service availability and quality;

•	unique ability to correlate session information and provide an end to end view;

•	scalability for next-generation services;

•	enhanced ability to collect all network packets for a complete and comprehensive view of the network and the customer experience;

•	increased operational efficiency and lower costs;

•	the inclusion of support for multiple protocols for end-to-end network coverage;

•	the existence of both network-wide views and drilldown to an individual subscriber level;

•	the support for terabyte networks;

•	substantially quicker and smoother deployment of our solution;

•	real-time capabilities; and

•	end to end view of the customer experience.

The probe-based service assurance market is estimated to be more than $1 billion globally according to published sources. Probe solutions are a critical part of a modern CSP network, and as CSPs expand their network capacity and launch new services, such as LTE, LTE-A, and VoLTE, they invest in probe solutions to assure these services and deliver a high quality experience to their customers. Traditionally CSPs have deployed network architectures based on a complex array of physical network elements based on proprietary hardware.

Major CSPs are currently evaluating and/or moving parts of their network to support NFV, which moves control of the network into software-based solutions running on standard, non-proprietary third-party hardware. According to Infiniti Research, Inc., the global market for NFV software was valued at $2.43 billion in 2015 and will reach $10.33 billion by 2020, growing at a compound annual growth rate of 33.57%.

However, transitioning to NFV adds significant complexity when it comes to service assurance and customer experience management. Legacy probe and management solutions were not designed for NFV-based architectures. Whereas prior solutions focused on monitoring physical network devices, new solutions must also monitor internal Virtual Machine-to-Virtual Machine (VM-to-VM) communications between various virtualized network functions all hosted on the same server as well as communications between servers.

Our software-based solutions enable CSPs to manage next-generation, NFV-based architectures, in addition to existing physical networks. Our service assurance and customer experience management solutions monitor large volumes of data and support NFV-based network deployments, which are required by the substantial growth the CSPs need to support.

As new and existing customers seek to manage their existing networks while deploying or evaluating NFV-based architectures, we believe we are well positioned with our advanced cloud native and NFV-based solutions and industry track record.

In the last year, we have enhanced and expanded our presence in North America, to accommodate the growing needs of present and potential customers.

Our principal executive offices are located at 24 Raoul Wallenberg Street, Tel Aviv 69719  Israel, and our telephone number is +972 77-774-5000.  Our U.S. office is located at 6 Forest Avenue, Paramus, New Jersey, 07652.

Recent Developments

In September 2017, we entered into a new NFV contract with a world leading top tier CSP for our fully virtualized cloud native MaveriQ solution.  The NFV contract covers assurance for a virtualized network domain, which is the first part of the network which the CSP is moving to NFV. This contract  provides a framework for additional orders by the operator as this operator progresses in its NFV migration plans. The revenue from this contract is dependent on, among other factors, the pace of the migration of traffic and additional network elements to the NFV network by this operator.  We expect that the revenue from this initial phase may contribute over $5 million of revenues in 2018 and can potentially grow above that within the contract's framework.

We are in the final stages of signing a three year contract extension with an existing leading Tier 1 CSP in the APAC region to continue to provide and expand service assurance for their mobile network, and assure their future transformation to NFV. This three-year contract, together with an expansion contract signed earlier in 2017, is for total compensation of approximately $15 million.

Below is a summary of certain preliminary estimates regarding our financial results for the quarter ended September 30, 2017. This preliminary financial information is based upon our estimates and is subject to completion of our financial closing procedures. Moreover, this preliminary financial information has been prepared solely on the basis of information that is currently available to, and that is the responsibility of, management. Our independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to this information. This preliminary financial information is not a comprehensive statement of our financial results for the quarter ended September 30, 2017 and remains subject to, among other things, the completion of our financial closing procedures, final adjustments, and completion of our internal review for the quarter ended September 30, 2017, which may materially impact the results and expectations set forth below.

•	Our estimated, unaudited revenue for the quarter ended September 30, 2017 was approximately $9.6 million compared to $7.7 million for the quarter ended September 30, 2016.

•	Our estimated unaudited cash and cash equivalents as of September 30, 2017 were approximately $33.6 million compared to $42.9 million as of December 31, 2016.

THE OFFERING

Ordinary shares offered	1,444,814 shares (1,661,536 shares, if the underwriters exercise their option to purchase additional shares in full)

Ordinary shares outstanding prior to the offering	11,717,389 shares

Ordinary shares to be outstanding after this offering	13,162,203 shares (13,378,925 shares, if the underwriters exercise their option to purchase additional shares in full)

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days after the date of the underwriting agreement to purchase up to 216,722 additional ordinary shares as described in “Underwriting.”

Use of proceeds
We expect the net proceeds from this offering will be approximately $26.2 million (or $30.2 million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions, as described in “Underwriting,” and estimated offering expenses payable by us.  We intend to use the net proceeds from this offering for general corporate purposes, which include financing our operations, capital expenditures and corporate development. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Risk factors
This investment involves a high degree of risk.  See "Risk Factors" beginning on page S-6 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference herein (including under Item 3.D. — "Risk Factors" in our most recent Annual Report on Form 20-F) for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.

NASDAQ Capital Market symbol	"RDCM"

Unless otherwise stated, all information in this prospectus supplement is based on 11,717,389 ordinary shares outstanding as of October 17, 2017 and assumes no exercise of the underwriters’ option to purchase additional shares and does not include 602,802 ordinary shares issuable upon the exercise of share options outstanding under our 2003 Share Option Plan and our 2013 Share Option Plan, at a weighted average exercise price of $11.65 per share and 161,854 ordinary shares issuable upon the vesting of outstanding restricted share units.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the following summary consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the summary consolidated balance sheet data as of December 31, 2016, 2015 and 2014 from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated financial data as of June 30, 2017, and for the six months ended June 30, 2017 and 2016, from our unaudited condensed consolidated financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited condensed financial data as of and for the six months ended June 30, 2017, in the opinion of management, contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for the period. Our interim results as of and for the six months ended June 30, 2017 are unaudited and we cannot assure you that upon completion of the audit by our independent auditors of our results for the year ending December 31, 2017, we will not report different financial results than those set forth below. Further, our results for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read the information presented below together with our consolidated financial statements, the notes to those statements and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Statement of Operations Data:
(in thousands of U.S. dollars, except share and per share amounts)
	Six Months Ended June 30,		Year Ended December 31,
	2017 (unaudited)	2016 (unaudited)	2016	2015	2014
Revenues:
Products and related services	$4,978	$822	$8,642	$15,500	$18,342
Projects	10,633	11,425	17,534	622	2,205
Warranty and support	1,346	1,500	3,334	2,551	3,089
	16,957	13,747	29,510	18,673	23,636
Cost of revenues:
Products and related services	2,294	1,880	5,603	3,924	7,863
Projects	2,207	1,812	2,902	117	487
Warranty and support	164	137	477	285	343
	4,665	3,829	8,982	4,326	8,693
Gross profit	12,292	9,918	20,528	14,347	14,943
Operating expenses:
Research and development	5,227	3,468	8,047	6,071	5,812
Less - royalty-bearing participation	312	756	1,693	1,582	1,664
Research and development, net	4,915	2,712	6,354	4,489	4,148

Sales and marketing, net	5,886	3,259	8,528	7,834	7,295

General and administrative	2,158	2,027	4,523	2,393	2,262

Total operating expenses	12,959	7,998	19,405	14,716	13,705

Operating (loss) income	(667)	1,920	1,123	(369)	1,238

Financial income (expenses), net	150	736	816	(433)	(332)
(Loss) income before taxes on income	(517)	2,656	1,939	(802)	906
Taxes on income	(23)	(6)	(24)	(121)	(180)

Net (loss) income	$(540)	$2,650	$1,915	$(923)	$726
Basic net (loss) income per ordinary share	$(0.05)	$0.28	$0.18	$(0.11)	$0.09
Weighted average number of ordinary shares used to compute basic net (loss) income per ordinary share	11,673,240	9,322,930	10,406,897	8,572,681	8,088,974

Diluted net (loss) income per ordinary share	$(0.05)	$0.27	$0.18	$(0.11)	$0.08
Weighted average number of ordinary shares used to compute diluted net (loss) income per ordinary share	11,673,240	9,733,037	10,779,547	8,572,681	8,592,387

Balance Sheet Data:
Working capital	$40,086	$36,830	$38,854	$9,643	$10,062
Total assets	$53,906	$56,889	$54,568	$20,135	$20,318
Shareholders' equity	$41,486	$37,377	$40,143	$9,863	$10,262
Share capital	$530	$510	$523	$372	$361

RADCOM Ltd.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(1000s of dollars, except share and per share data)

	Six months ended June 30, (unaudited)		Year ended December 31, (unaudited)
	2017	2016	2016	2015	2014

GAAP gross profit	12,292	9,918	20,528	14,347	14,943
Stock-based compensation	67	42	118	33	12
Importation tax write-off	-	-	388	-	-
Inventory write-off	-	-	-	170	1,797
Non-GAAP gross profit	12,359	9,960	21,034	14,550	16,752

GAAP research and development, net	4,915	2,712	6,354	4,489	4,148
Stock-based compensation	242	239	625	529	178
Non-GAAP research and development, net	4,673	2,473	5,729	3,960	3,970

GAAP sales and marketing, net	5,886	3,259	8,528	7,834	7,295
Stock-based compensation	272	51	199	380	146
Commission write-off	-	-	-	-	176
Non-GAAP sales and marketing, net	5,614	3,208	8,329	7,454	6,973

GAAP general and administrative	2,158	2,027	4,523	2,393	2,262
Stock-based compensation	659	355	1,529	467	243
Non-GAAP general and administrative	1,499	1,672	2,994	1,926	2,019

GAAP total operating expenses	12,959	7,998	19,405	14,716	13,705
Stock-based compensation	1,173	645	2,353	1,376	567
Commission write-off	-	-	-	-	176
Non-GAAP total operating expenses	11,786	7,353	17,052	13,340	12,962

GAAP operating (loss) income	(667)	1,920	1,123	(369)	1,238
Stock-based compensation	1,240	687	2,471	1,409	579
Importation tax write-off	-	-	388	-	-
Inventory write-off	-	-	-	170	1,797
Commission write-off	-	-	-	-	176
Non-GAAP operating income	573	2,607	3,982	1,210	3,790

GAAP (loss) income before taxes on income	(517)	2,656	1,939	(802)	906
Stock-based compensation	1,240	687	2,471	1,409	579
Importation tax write-off	-	-	388	-	-
Inventory write-off	-	-	-	170	1,797
Commission write-off	-	-	-	-	176
Non-GAAP income before taxes on income	723	3,343	4,798	777	3,458

GAAP net (loss) income	(540)	2,650	1,915	(923)	726
Stock-based compensation	1,240	687	2,471	1,409	579
Importation tax write-off	-	-	388	-	-
Inventory write-off	-	-	-	170	1,797
Commission write-off	-	-	-	-	176
Non-GAAP net income	700	3,337	4,774	656	3,278

GAAP net (loss) income per diluted share	(0.05)	0.27	0.18	(0.11)	0.08
Stock-based compensation	0.11	0.07	0.22	0.16	0.07
Importation tax write-off	-	-	0.04	-	-
Inventory write-off	-	-	-	0.02	0.21
Commission write-off	-	-	-	-	0.02
Non-GAAP net income per diluted share	0.06	0.34	0.44	0.07	0.38
Weighted average number of shares used to compute diluted net income per share	11,992,539	9,733,037	10,779,547	9,117,767	8,592,387

These non-GAAP financial measures are provided to enhance the reader's overall understanding of our financial performance. By excluding non-cash stock-based compensation that has been expensed in accordance with ASC Topic 718, as well as inventory, importation tax and commission write-offs when applicable, our non-GAAP results provide information to both management and investors that is useful in assessing our core operating performance and evaluating and comparing its results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods.  The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with GAAP.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below, on page 3 of the accompanying prospectus and under Item 3.D. — "Risk Factors" in our most recent Annual Report on Form 20-F, or in any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and become material. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement under the caption "Cautionary Statement Regarding Forward-Looking Statements" below.

Our expectations regarding our new NFV contract may not materialize.

In September 2017, we entered into a new NFV contract for our MaveriQ solution with a world leading top tier CSP. It is possible that our expectations regarding revenue contributions relating to this contract may be incorrect, as the contract is dependent on the successful deployment of our solution and passing acceptance milestones, as well as the actual pace of the migration of traffic to the NFV network by this operator, which may take longer than we anticipate. In addition, while we believe we may be able to expand our business with this CSP, while this CSP migrates more traffic to NFV and moves additional parts of its network elements into NFV, such expectations may not be realized.

Our growth plans may be challenged due to potentially increasing competition in the markets for our NFV products.

Our growth plans may be challenged by increased product offerings from our competitors. We believe that our competitors are developing and preparing to launch their own virtual products and such launch may occur sooner than we expect, and which may impact our position as a first mover in the NFV solutions field.

Some potential customers have expressed an interest in extending their contracts with their existing legacy technology providers on the basis that such providers are developing NFV solutions. If our competitors succeed in extending their contracts, our revenues from future contracts could be less than expected and this competition could have a material adverse effect on our business, financial condition, operating results and cash flow.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds of this offering for general corporate purposes, which include financing our operations, capital expenditures and corporate development. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for the company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Investors will incur immediate and substantial dilution from the public offering price.

Because the price per share of our ordinary shares being offered is substantially higher than the book value per share of our ordinary shares, you will suffer immediate and substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering. After giving effect to the sale of 1,444,814 ordinary shares in this offering at a public offering price of $19.50 per share and based on our net tangible book value as of June 30, 2017, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of $14.34 per share with respect to the net tangible book value of the ordinary shares. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

A substantial percentage of our authorized shares may be sold in this offering and we may sell or issue our ordinary shares in the future, which could cause the price of our ordinary shares to decline.

Pursuant to this offering, we will sell 1,444,814 newly issued ordinary shares, or approximately 12.4%, of our outstanding ordinary shares as of June 30, 2017. This sale and any future issuances or sales of a substantial number of ordinary shares in the public market, or the perception that such issuances or sales may occur, could adversely affect the price of our ordinary shares. In the future we may issue additional shares in connection with the exercise of existing options, which are eligible for, or may become eligible for, unrestricted resale. Any sales or registration of such shares in the public market or otherwise could reduce the prevailing market price for our ordinary shares, as well as make future sales of equity securities by us less attractive or even not feasible, thus limiting our capital resources. The sale of shares issued upon the exercise of options and vesting of restricted share units granted pursuant to our employee stock purchase plan could also further dilute the holdings of our then existing shareholders.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents, along with cash generated from this offering, will be sufficient to fund our operating expense and capital requirements for at least two years from the date hereof, although there is no assurance of this and we may need funds in the future. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities.  If we must cease or reduce our operating activities, you may lose your entire investment.

Our share price may be volatile.

The market price of our ordinary shares has fluctuated in the past. Consequently, the current market price of our ordinary shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our ordinary shares.

We do not anticipate paying any dividends.

No dividends have been paid on our ordinary shares. We do not intend to pay cash dividends on our ordinary shares in the foreseeable future, and anticipate that profits, if any, received from operations will be reinvested in our business. Any decision to pay dividends will depend upon our profitability at the time, cash available and other relevant factors including, without limitation, the conditions set forth in the Israeli Companies Law 1999.

Our actual financial results may differ materially from any guidance we may publish from time to time.

We have in the past and may, from time to time, voluntarily publish guidance regarding our future performance that represents our management’s estimates as of the date of relevant release. Any such guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Further, our sales during any given year may be unevenly distributed. Our revenues from individual customers may also fluctuate from time to time based on the timing and the terms under which further orders are received and the duration of the delivery and implementation of such orders. Therefore, if our projected sales do not close before the end of the relevant year, our actual results may be inconsistent with our published guidance. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results may vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to consider any guidance we may publish in context and not to place undue reliance on it.

Your rights and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company's articles of association, an increase of the company's authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders' vote or to appoint or prevent the appointment of an office holder in the company or has another power with respect to the company, has a duty to act in fairness towards the company. Israeli law does not define the substance of this duty of fairness and there is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, documents we subsequently file with the SEC and the documents incorporated herein and therein by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These forward-looking statements include, but are not limited to, any preliminary financial information and financial guidance or targets we may provide, those statements regarding the expected number of shares to be issued under this offering and the amount to be raised, our process of deploying our software-based NFV solution,  our expectations regarding the increasing use of NFV solutions, the profitability of and expected revenues from existing contracts, leveraging our success in discussions with other CSPs, anticipated revenues, anticipated expenses, introductions and advancements in development of products, capital requirements, our potential needs for additional financing and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters. In some cases, forward-looking statements are identified by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "believes," "intends," "estimates," "predicts," "potential," "opportunity" or "continue" or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. In addition, past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.  The forward-looking statements contained in this prospectus supplement are subject to risks and uncertainties, including those described herein under "Risk Factors" in our most recent Annual Report on Form 20-F, under Item 3.D. – "Risk Factors", and in our other filings with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date on which that statement is made. We cannot guarantee future results, levels of activity, performance, achievements or that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as otherwise required by law, we are under no obligation to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 1,444,814 ordinary shares in this offering will be approximately $26.2 million, after deducting underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise the option to purchase additional shares from us in full, we estimate that the net proceeds from this offering will be approximately $30.2 million, after deducting underwriting discounts and commissions and offering expenses payable by us. We currently expect to use the net proceeds from this offering for general corporate purposes, which include financing our operations, capital expenditures and corporate development.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.  Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

We have no current commitments or binding agreements with respect to any material acquisition of or investment in any technologies, products or companies.

PRICE RANGE OF ORDINARY SHARES

The following table sets forth, for the periods indicated, the high and low closing prices of our ordinary shares on the NASDAQ Capital Market:

Annual	High	Low
2016	$21.89	$11.29
2015	$14.93	$9.59

Quarterly 2017
Fourth Quarter (through October 17, 2017)	$22.00	$20.25
Third Quarter	$22.05	$18.25
Second Quarter	$21.40	$17.65
First Quarter	$22.05	$17.00

Quarterly 2016
Fourth Quarter	$21.89	$17.65
Third Quarter	$20.49	$11.69
Second Quarter	$14.35	$11.29
First Quarter	$16.63	$11.72

Quarterly 2015
Fourth Quarter	$14.93	$9.60
Third Quarter	$11.65	$9.67
Second Quarter	$10.93	$9.59
First Quarter	$11.97	$9.62

Most recent six months
October 2017 (through October 17, 2017)	$22.00	$20.25
September 2017	$21.55	$19.35
August 2017	$21.85	$18.25
July 2017	$22.05	$19.45
June 2017	$20.30	$18.80
May 2017	$21.40	$18.20
April 2017	$21.10	$17.65

On October 17, 2017, the last reported sale price of our ordinary shares on the NASDAQ Capital Market was $20.25 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant. The Israeli Companies Law imposes further restrictions on our ability to declare and pay dividends and payment of dividends may be subject to Israeli withholding taxes.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and total capitalization as of June 30, 2017, as follows:

●	on an actual basis; and

●
on an as adjusted basis to give effect to the issuance and sale of 1,444,814 ordinary shares by us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The financial data in the following table should be read in conjunction with our consolidated unaudited financial information included in the report of foreign private issuer on Form 6-K furnished to the SEC on August 23, 2017, as well as other information which has been incorporated by reference in this prospectus.

	As of June 30, 2017 (U.S. Dollars, in thousands)
	Actual	As Adjusted (1)
	(unaudited, in thousands of U.S. Dollars)
Cash and cash equivalents	$36,164	$62,397
Shareholders’ equity:
Ordinary Shares of NIS 0.20 par value: 20,000,000 shares authorized; 11,725,421 shares issued; and 11,689,389 shares outstanding actual; 13,170,235 shares issued and 13,134,203 shares outstanding as adjusted	530	612
Additional paid-in capital	100,163	126,314
Accumulated other comprehensive loss	(2,563)	(2,563)
Accumulated deficit	(56,644)	(56,644)
Total shareholders’ equity	(41,486)	(67,719)
Total capitalization	$(41,486)	$(67,719)

(1) Does not include an aggregate of 28,000 ordinary shares that have been issued since June 30, 2017 pursuant to the exercise of options and vesting of restricted share units.

DILUTION

If you invest in our ordinary shares, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our ordinary shares and the pro forma net tangible book value per share of our ordinary shares immediately after the offering.

Our historical net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding ordinary shares. The historical net tangible book value of our ordinary shares as of June 30, 2017, was $41.5 million or $3.55 per share.

The pro forma net tangible book value of our ordinary shares as of June 30, 2017, was $67.7 million, or $5.16 per share. The pro forma net tangible book value gives effect to the issuance and sale of 1,444,814 ordinary shares in this offering at a public offering price of $19.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share		$19.50
Net tangible book value per share before this offering, as of June 30, 2017	$3.55
Increase in net tangible book value per share attributable to new investors in this offering	$1.61
Pro forma net tangible book value per share after offering		$5.16
Dilution in pro forma tangible book value per share to new investors		$14.34

If the underwriters exercise their option to purchase additional shares in full, and based on a public offering price of $19.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value per share as of June 30, 2017 after this offering would be approximately $5.37 per share, the increase in the pro forma net tangible book value per share attributable to new investors would be approximately $1.82 per share and the dilution to new investors purchasing shares in this offering would be approximately $14.13 per share.

UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement, dated as of October 18, 2017, by and between us and William Blair & Company, L.L.C., acting as representative for the underwriters named below, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the following respective numbers of ordinary shares:

Underwriter	Number of Shares
William Blair & Company, L.L.C.	794,648
Needham & Company, LLC	650,166
Total	1,444,814

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities. The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase additional shares, exercisable no later than 30 calendar days after the date of the underwriting agreement, up to 216,722 additional shares at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement and as indicated below. We will be obligated to sell these shares to the underwriters to the extent the underwriters’ option to purchase additional shares is exercised.

Commission and Expenses

The underwriters have advised us that they propose to offer our ordinary shares directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.702 per share. After the offering, the public offering price and the concession to dealers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per share	Total without exercise of underwriters’ option	Total with full exercise of underwriters’ option
Public offering price	$19.50	$28,173,873	$32,399,952
Underwriting discounts and commissions	$1.17	$1,690,432	$1,943,997
Proceeds to Radcom Ltd., before expenses	$18.33	$26,483,441	$30,455,955

We have also agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed $20,000. We estimate the total offering expenses of this offering that will be payable excluding the underwriting discounts and commissions, will be approximately $250,000 which includes legal costs and various other fees.

 No Sales of Similar Securities

We have agreed with the underwriters, subject to specified exceptions, not to (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant an option, right or warrant to purchase or otherwise transfer or dispose of, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares or file any registration statement under the Securities Act (other than on Form S-8 or equivalent forms) with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ordinary shares, or such other securities, whether any such swap or transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Our directors and certain of our executive officers have agreed with the underwriters not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of our ordinary shares or any securities convertible into or exchangeable or exercisable for our ordinary shares, whether owned or hereafter acquired by such executive officer or director or with respect to which such executive officer or director has or hereafter acquires the power of disposition, or file, make any demand with respect to, cause to be filed, or exercise any right with respect to any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the ordinary shares, whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.  The lock-up agreements do not prohibit our executive officers and directors from transferring our ordinary shares for bona fide gifts or other estate and tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms. The lock-up agreements do not prohibit us from issuing ordinary shares to our executive officers and directors upon exercise of options or vesting and settlement of restricted share units outstanding on the date of this prospectus supplement and do not prohibit sales under Rule 10b5-1 trading plans in effect on the date of this prospectus supplement.

These restrictions will apply through and including the date that is 90 days after the date of the execution of the underwriting agreement.

The underwriters may at their discretion and at any time or from time to time before the termination of the 90-day restricted period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and us, providing consent to the sale of shares prior to the expiration of the lock up period.

Listing

Our ordinary shares are traded on NASDAQ Capital Market under the symbol "RDCM".

Price Stabilization and Short Positions

Until the distribution of the ordinary shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our ordinary shares.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise make short sales of our ordinary shares and may purchase our ordinary shares in the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. The underwriters may close out any short position by purchasing shares in the open market or exercising their option to purchase additional shares. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. The underwriters may also engage in "stabilizing bids," which are bids for or the purchase of our ordinary shares on behalf of the underwriters in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of our ordinary shares.

The underwriters' purchases to cover short sales, as well as other purchases by the underwriters for their own account, and stabilizing bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.

In connection with this offering, the underwriters may also engage in passive market making transactions in our ordinary shares on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our ordinary shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we nor the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short position in such securities and instruments.

Selling Restrictions

Canada

The ordinary shares may be sold only to purchasers purchasing as principal that are both "accredited investors" as defined in National Instrument 45-106 Prospectus and Registration Exemptions and "permitted clients" as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, an offer to the public of any of our ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our ordinary shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any of our ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ordinary shares to be offered so as to enable an investor to decide to purchase any of our ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of our ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under Israeli Securities Law, and has not been filed with or approved by the Israeli Securities Authority. In Israel, this prospectus supplement and the accompanying prospectus may be distributed only to, and directed only at, investors listed in the first addendum, or the Addendum, to Israel's Securities Law, 5728-1968. Institutional investors are required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this prospectus supplement and the accompanying prospectus in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

LEGAL MATTERS

The validity of the securities offered hereby and certain matters of Israeli law will be passed upon for us by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Certain matters of U.S. federal securities law relating to this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Legal counsel to the underwriters are Herzog Fox Ne'eman, Tel Aviv, Israel, with respect to Israeli law, and Proskauer Rose LLP, New York, New York, with respect to U.S. law.

EXPERTS

The consolidated financial statements of Radcom Ltd. appearing in Radcom Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2016 and the effectiveness of Radcom Ltd.'s internal control over financial reporting as of December 31, 2016 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, almost all of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons' assets are located outside the United States. Service of process upon us and upon our directors and officers and the experts named in his prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel that it may be difficult to assert United States securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of United States securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If United States law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Notwithstanding the foregoing, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the judgment was obtained by fraud;

•	there is a finding of lack of due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed our subsidiary, RADCOM, Inc., as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of any offering under this registration statement of which this prospectus forms a part, or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

WHERE YOU CAN FIND MORE INFORMATION
 AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for each calendar quarter and other material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statements and the exhibits thereto filed with the SEC. For further information with respect to us and the ordinary shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The following documents filed with or furnished to the SEC by our Company are incorporated by reference in this prospectus supplement and the accompanying prospectus:

•
The description of the Company's Ordinary Shares contained in the Company's registration statement on Form 8-A filed pursuant to the Exchange Act on September 19, 1997, including any amendment or report filed which updates such description.

•	The Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed with the SEC on March 30, 2017, and as amended on September 19, 2017.

•	The Company's Interim GAAP Financial Statements included in the report of foreign private issuer on Form 6-K furnished to the SEC on August 23, 2017.

•
The Company’s reports of foreign private issuer on Form 6-K furnished to the SEC on February 14, 2017, May 4, 2017, June 26, 2017, August 1, 2017, August 7, 2017, October 10, 2017, October 17, 2017 and October 18, 2017.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Radcom Ltd., 24 Raoul Wallenberg Street, Tel Aviv 69719 Israel, Telephone: +972 77-774-5000.

Prospectus

$50,000,000

Ordinary Shares

We may offer and sell from time to time in one or more offerings up to a total amount of $50,000,000 of our ordinary shares. Each time we sell ordinary shares pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in our ordinary shares.

Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “RDCM.”

Investing in our ordinary shares involves a high degree of risk. Risks associated with an investment in our ordinary shares will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 3.

The ordinary shares may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of our ordinary shares with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of our ordinary shares and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $50,000,000 of our ordinary shares in one or more offerings. We sometimes refer to our ordinary shares as the “securities” throughout this prospectus.

Each time we sell ordinary shares, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Where You Can Find More Information and Incorporation by Reference” before buying the ordinary shares being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, references to the terms “RADCOM,” “the Company,” “we,” “us,” “our” and similar terms, refer to RADCOM Ltd., unless we state or the context implies otherwise. References to our “ordinary shares” mean our ordinary shares, par value New Israeli Shekels, or NIS, 0.20 per share.

PROSPECTUS SUMMARY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Warning Regarding Forward-Looking Statements.”

Overview

We provide service assurance and customer experience management solutions to communication service providers, or CSPs.  Over 50 CSPs in 25 countries use our solutions to deliver high quality services, reduce churn, manage network performance, analyze traffic and enhance customer care. Our solutions incorporate cutting-edge technologies and a wealth of knowledge acquired by partnering with many of the industry’s leading CSPs for over two decades.  Our carrier-grade solutions support both mobile and fixed networks and scale to terabit data bandwidths to enable big data analytics.  We have a strong track record of innovation, and we were the first-to-market with a software-based probe solution that supports Network Function Virtualization, or NFV, for next-generation networks.  As new and existing customers seek to manage their existing networks while evaluating and deploying NFV-based architectures, we believe we are well positioned with our advanced software-based solutions and industry track record.

Our solutions deliver specialized capabilities for virtualized infrastructure and next-generation networks, such as Long Term Evolution (LTE), LTE-A, Voice over Long Term Evolution (VoLTE), IP Multimedia Subsystem (IMS), Voice Over IP (VoIP), Universal Mobile Telecommunications Service/Global System for Mobile Communications (UMTS/GSM) and mobile broadband. The key benefits of our solutions are:

•	advanced software-based architecture for rapid deployment and ease of management;
•	improved customer retention;
•	reduced subscriber churn rates;
•	improved service availability;
•	ability to install the solution as a virtual network function for seamless integration into all NFV infrastructures;
•	collection of all network packets for a complete and comprehensive view of the network and the customer experience;
•	support for multiple protocols for end-to-end network coverage;
•	both network-wide views and drilldown to an individual subscriber level; and
•	support for terabyte networks.

Our software-based solutions enable CSPs to manage both existing networks and next-generation, NFV-based architectures.  In 2013, we recognized that CSPs would require a new approach for service assurance and customer experience management solutions in order to monitor huge volumes of data and support NFV-based network deployments.  In February 2014, we launched our MaveriQ solution which incorporates software-based probes and replaced our OmniQ hardware-based solution.  During 2015, we saw increased interest from CSPs in NFV-capable solutions for service assurance and customer experience management, and we enhanced our solutions to support NFV and remove dependencies from proprietary hardware-based devices.

        In December 2015, our MaveriQ solution was selected by a top-tier North American mobile operator for its next-generation virtualized network environment.  This deployment represents one of the first Network Function Virtualization networks of scale in the industry, and we were selected after a vigorous and lengthy validation process against several competing products.  We are now in the process of deploying our software-based NFV solution with this leading CSP, and we are leveraging this success in discussions with other CSPs looking to manage existing networks while accelerating their roadmaps towards next-generation NFV architectures.

Our principal executive offices are located at 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel, and our telephone number is +972-77-7745-060.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and any prospectus supplement may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, will contain forward-looking statements. These forward-looking statements include, but are not limited to, those statements regarding our process of deploying our software-based NFV solution,  our expectations regarding the increasing use of NFV solutions, leveraging our success in discussions with other CSPs, anticipated expenses, capital requirements and our needs for additional financing. In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The forward-looking statements contained in this prospectus are subject to risks and uncertainties, including in our most recent Annual Report on Form 20-F, under Item 3.D. – “Risk Factors” and in our other filings with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as otherwise required by law, we are under no obligation to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

CAPITALIZATION

The following table sets forth cash, cash equivalents and short-term investments and total capitalization as of December 31, 2015. The financial data in the following table should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2015 filed with the SEC on March 29, 2016, which have been incorporated by reference in this prospectus.

As of December 31, 2015 (U.S. Dollars, in thousands)
Cash, cash equivalents and short-term bank deposits	$8,759
Shareholders’ equity:

Ordinary Shares of NIS 0.20 par value: 20,000,000 shares authorized 8,674,717 shares issued and 8,638,685 shares outstanding.	372
Additional paid-in capital	70,270
Accumulated other comprehensive loss	(2,760)
Accumulated deficit	(58,019)
Total shareholders’ equity	9,863
Total capitalization	$18,622

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations, capital expenditures and business development. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

PRICE RANGE OF OUR ORDINARY SHARES

The following table sets forth for the periods indicated the high and low sales prices per ordinary share as reported on the NASDAQ Capital Market:

Annual Information:	Low	High
2013	$2.21	$7.35
2014	4.65	13.23
2015	9.59	14.93

Quarterly Information
First Quarter 2014	$5.05	$6.69
Second Quarter 2014	4.65	7.05
Third Quarter 2014	5.09	6.14
Fourth Quarter 2014	5.60	13.23
First Quarter 2015	9.62	11.97
Second Quarter 2015	9.59	10.93
Third Quarter 2015	9.67	11.65
Fourth Quarter 2015	9.60	14.93

Monthly Information:
September 2015	$10.53	$11.5
October 2015	9.6	11.2
November 2015	11.07	11.57
December 2015	12.26	14.93
January 2016	11.72	16.63
February 2016	12.89	15.84
March 2016 (through March 24)	13.05	14.69

DESCRIPTION OF OUR ORDINARY SHARES

The following is a summary description of our ordinary shares under our amended and restated memorandum  of association and articles of association, or Articles of Association. Our share capital is NIS 4,000,466, consisting of 20,000,000 ordinary shares NIS 0.20 par value per share, of which 8,638,685 were outstanding as of December 31, 2015, and 2,330 deferred shares NIS 0.20 par value per share, of which 0 were outstanding as of December 31, 2015. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect all the directors. The deferred shares confer upon their holders no rights other than the right to their par value upon liquidation of the Company.

Dividends. Our board of directors may declare dividends as it deems justified. Dividends may be paid in assets or shares of capital stock, debentures or debenture stock of us or of other companies.  Our board of directors may decide to distribute our profits among the shareholders.  Dividends that remain unclaimed after seven years will be forfeited and returned to us.  Unless there are shareholders with special dividend rights, any dividend declared will be distributed among the shareholders in proportion to their respective holdings of our shares for which the dividend is being declared. Neither our memorandum of association or our Articles of Association nor the laws of the State of Israel restrict in any way, the ownership or voting of ordinary shares by non-residents of Israel, except with regard to subjects of countries which are in a state of war with Israel who may not be recognized as owners of ordinary shares. If we are wound up, then aside from any special rights of shareholders our remaining assets will be distributed among the shareholders in proportion to their respective holdings. Our Articles of Association allow us to create redeemable shares, although at the present time we do not have any such redeemable shares.

Shareholder Meetings. The Company has two types of general shareholder meetings:  the annual general meeting and the extraordinary general meeting.  An annual general meeting must be held once in every calendar year, but not more than 15 months after the last annual general meeting.  We are required to give notice of general meetings (annual or extraordinary) no less than seven days before the general meetings.  We may provide notice of our general meetings by publishing such notice, either (1) on our website and/or (2) in one international wire service and/or (3) in any other common form of electronic dissemination. A quorum in a general meeting consists of two or more holders of ordinary shares (present in person or by proxy), who together hold at least one-third (1/3) of the voting power of the company.  If there is no quorum within an hour of the time set, the meeting , if convened upon requisition under Sections 63(b)(1) or (2), 64 or 65 of the Israeli Companies Law, or the Companies Law, shall be dissolved, but in any other case it shall be postponed until the same day in the next week, at the same time and place, or to any other time and place upon which the Chairman of our board of directors and the majority of the voting power represented at the meeting agree.  Every ordinary share has one vote.  A shareholder may only vote the shares for which all calls have been paid, except in separate general meetings of a particular class.  A shareholder may vote in person or by proxy, or, if the shareholder is a corporate body, by its representative.

Amending the Rights of Shareholders. Pursuant to the Israeli Companies Law and the Company's Articles of Association, the Company may change the rights of owners of shares of capital stock only with the approval of a majority of the holders of such class of stock present and voting at a separate general meeting called for such class of stock.  An enlargement of a class of stock is not considered changing the rights of such class of stock or any other class.

Election of Directors. Directors, other than external directors, are elected by the shareholders at the annual general meeting by the vote of the holders of a majority of the voting power represented at such meeting, or appointed by the board of directors.  In the event that any directors are appointed by the board of directors, their appointment is required to be ratified by the shareholders at the next shareholders' meeting following such appointment.  Our shareholders may remove a director from office subject to applicable law.  There is no requirement that a director own any of our capital shares.  Directors may appoint alternative directors in their place, with the exception of external directors, who may appoint an alternate director subject to limited circumstances in the applicable law.

External directors are elected for an initial term of three years and may be elected for up to two additional three-year terms (or more) subject to applicable law. External directors may be removed from office only under the limited circumstances set forth in the Israeli Companies Law.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

•
a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to one or more underwriters for resale to the public or to investors;

•	through agents;

•
in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $30,000 which at the present time include the following categories of expenses:

SEC registration fee	$5,035
Legal fees and expenses	$15,000
Accounting fees and expenses	$8,000
Miscellaneous expenses	$1,965
Total	$30,000

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the ordinary shares offered in this prospectus will be passed upon for us by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York, is acting as our counsel in connection with United States securities laws.

EXPERTS

The consolidated financial statements of Radcom Ltd. appearing in Radcom Ltd's Annual Report (Form 20-F) for the year ended December 31, 2015, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for each calendar quarter and other material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www. www.radcom.com. The information contained on, or linked from our website or the SEC’s website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the ordinary shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The following documents filed with or furnished to the SEC by our Company are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015;

•
The description of the Company’s ordinary shares, par value NIS 0.20 per share contained in the Company’s registration statement on Form 8-A filed pursuant to the Exchange Act on September 19, 1997, including any amendment or report filed which updates such description.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at RADCOM Ltd., 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel, attention: Mr. Uri Birenberg, Chief Financial Officer, telephone number: +972-77-7745-060.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, almost all of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons’ assets are located outside the United States. Service of process upon us and upon our directors and officers and the experts named in his prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel that it may be difficult to assert United States securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of United States securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If United States law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed our subsidiary, RADCOM Equipment, Inc., as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of any offering under this registration statement of which this prospectus forms a part, or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

1,444,814 Shares

Radcom Ltd.

Ordinary Shares

____________________

Prospectus Supplement

October 18, 2017
____________________

William Blair

Needham & Company